Exhibit (a)(1)(M)
MOTOROLA, INC.
FORM OF
AGREEMENT ON DUTCH TAX AND SOCIAL SECURITY CONTRIBUTIONS
STOCK OPTION EXCHANGE
An employer-employee relationship is in effect between [NAME OF EMPLOYEE] (the “Employee”) and Motorola B.V. (the “Employer”).
The Employer’s parent company, Motorola, Inc. (“Motorola”), has offered Employee the right to participate in a stock option exchange program pursuant to the terms and conditions that are described in the Offer to Exchange Certain Outstanding Options for Replacement Options dated May 14, 2009 (the “Program”).
If Employee decides to participate in the Program, which expires on June 12, 2009, unless extended (the “Expiration Date of the Program”), Motorola will grant the Employee a certain number of stock options over shares of Motorola common stock (the “Replacement Options”) under the Motorola Omnibus Incentive Plan of 2006. The Replacement Options are granted in exchange for previously granted stock options over shares of Motorola common stock (the “Exchanged Options”), which will be cancelled.
On May 12, 2009, the Employer received confirmation from the Dutch Tax Authorities regarding the consequences of the Program for Dutch tax and social security purposes. The Dutch Tax Authorities confirmed that no Dutch taxes and/or social security contributions are due in connection with the Program provided that:
(i)	no loss and/or refund is claimed for Dutch wage and/or personal income tax purposes by the Employee and/or the Employer with respect to the Exchanged Options that are exchanged pursuant to the Program;

(ii)	the full gain derived from exercising and/or disposing of the Replacement Options to be granted under the Program constitutes taxable wages for both Dutch tax and social security purposes, and

(iii)	the Employer informs the competent inspector of the Dutch Tax Authorities about this agreement prior to the Expiration Date of the Program by sending him or her a copy of this agreement.
By signing this agreement, both the Employer and the Employee unconditionally accept the terms and conditions of the Dutch Tax Authorities as described above.
Agreed in                      on                     .

Motorola B.V.	[NAME OF EMPLOYEE]
[OFFICER]	[ADDRESS]
LVN: 0015.45.668	Social Security Number: